Named Executive Officer Salary and Bonus Arrangements for 2005

Base Salaries

The base salaries for 2005 for the named executive officers of First Niles Financial, Inc. and Home Federal Savings and Loan Association of Niles who are expected to be named in the summary compensation table that will appear in the Company's upcoming 2005 annual meeting proxy statement are as follows:

Name and Principal Position	Base Salary
William L. Stephens President and CEO of the Company and the Bank	$142,440 (1)

Lawrence Safarek Vice President and Treasurer of the Company and the Bank	$104,400

(1)	Does not include fees Mr. Stephens will receive for his service on the Board of Directors of the Bank. See Exhibit 10.5 to this Annual Report on Form 10-KSB.

Bonuses

          The Company currently does not have any written or oral bonus plans in place. Bonuses are entirely discretionary and historically have been nominal in amount, ranging between two weeks and one months salary. Stock options and restricted stock may be granted at the discretion of the Compensation Committee of the Board of Directors. Any such grants are strictly discretionary and are not based on any formula or performance measures.